Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-138073 and Form S-8 No. 333-31751, 333-67265, 333-62618, 333-107462, 333-118041 and 333-136406) of NMT Medical, Inc. and in the related Prospectus of our reports dated March 9, 2007, with respect to the consolidated financial statements of NMT Medical, Inc., NMT Medical, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NMT Medical, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 9, 2007